UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2016

AngioDynamics, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50761 (Commission File Number)	11-3146460 (IRS Employer Identification No.)

14 Plaza Drive Latham, New York (Address of Principal Executive Offices)	12110 (Zip Code)

Registrant’s telephone number, including area code:  (518) 795-1400

_________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Credit Agreement

On November 7, 2016, AngioDynamics, Inc. (“AngioDynamics”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents, and JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

The Credit Agreement provides for a $100 million senior secured term loan facility (the “Term Facility”) and a $150 million senior secured revolving credit facility, which includes up to a $20 million sublimit for letters of credit and a $5 million sublimit for swingline loans (the “Revolving Facility”, and together with the Term Facility, the “Facilities”).

The proceeds of the Term Facility and a portion of the proceeds of the Revolving Facility were used to repay AngioDynamics’ Credit Agreement (the “Existing Credit Agreement”) dated as of September 19, 2013 with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

The proceeds of the Revolving Facility may be used to refinance certain existing indebtedness of AngioDynamics and its subsidiaries and to finance the working capital needs, and for general corporate purposes, of AngioDynamics and its subsidiaries. The Facilities have a five year maturity. The Term Facility is subject to quarterly amortization payments in an annual amount equal to 5%, 5%, 5% and 10% in years one through four, respectively, and in year five, 12.5% with all remaining amounts due on the maturity date.  Interest on both the Term Facility and the Revolving Facility will be based on a base rate or Eurodollar rate plus an applicable margin which increases as AngioDynamics’ total leverage ratio increases, and with the base rate and Eurodollar rate having ranges of 0.50% to 1.25% and 1.50% to 2.25% respectively. After default, the interest rate may be increased by 2.0%.  The Revolving Facility will also carry a commitment fee of 0.225% to 0.35% per annum on the unused portion.

AngioDynamics’ obligations under the Facilities are unconditionally guaranteed, jointly and severally, by AngioDynamics’ material direct and indirect domestic subsidiaries (the “Guarantors”).  All obligations of AngioDynamics and the Guarantors under the Facilities are secured by first priority security interests in substantially all of the assets of AngioDynamics and the Guarantors.

On November 7, 2016, AngioDynamics borrowed $100 million under the Term Facility and approximately $16.5 million under the Revolving Facility to repay the Existing Credit Agreement.  The Credit Agreement includes customary representations, warranties and covenants, and acceleration, indemnity and events of default provisions, including, among other things, two financial covenants.  The first financial covenant requires AngioDynamics to maintain, as of the end of each of its fiscal quarters, a ratio of (i) consolidated EBITDA minus consolidated capital expenditures to (ii) consolidated interest expense paid or payable in cash plus scheduled principal payments in respect of indebtedness under the Credit Agreement of not less than 1.25 to 1.00.  The second financial covenant requires AngioDynamics to maintain, as of the end of each of its fiscal quarters, a ratio of consolidated total indebtedness to consolidated EBITDA of not greater than 3.50 to 1.00 (which, during certain periods following material acquisitions, shall be increased to 3.75 to 1.00).

The above description is only a summary of the material terms of the Credit Agreement and is qualified in its entirety by the actual terms of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.  A copy of AngioDynamics’ press release announcing the Credit Agreement is attached hereto as Exhibit 99.1 and incorporated into this Item 1.01 by reference.

Item 1.02.             Termination of a Material Definitive Agreement.

On November 7, 2016, AngioDynamics repaid all amounts owed under the Existing Credit Agreement, and as a result, the Existing Credit Agreement was terminated. Pursuant to the terms of the Existing Credit Agreement, AngioDynamics had the option to repay this facility at any time prior to the maturity date without penalty. The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02 as if fully set forth herein.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligations.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 5.02.             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 6, 2016, the AngioDynamics board of directors appointed Eileen Auen and Jan Reed as directors of AngioDynamics, effective immediately.  Eileen Auen and Jan Reed were each appointed as Class II directors of AngioDynamics.

Ms. Auen most recently served as Executive Chairman of Helios, a $1 billion healthcare services firm formed by the merger of PMSI and Progressive Medical in 2013. Prior roles include Chairman and Chief Executive Officer of PMSI, Head of Healthcare Management at Aetna, and Chief Executive Officer of APS Healthcare. She currently provides consulting services to the healthcare industry through Deep Run Consulting, a firm she founded. Ms. Auen earned a bachelor’s degree in Economics and Finance from Towson University, and an M.B.A. from the University of Virginia School of Business. Ms. Auen currently serves as the Lead Director for ICF International (NASDAQ:ICFI).  She also serves as a member of the Board of Directors for Medstar Union Memorial Hospital and Tufts Health Plan.

Ms. Reed was most recently Senior Vice President, General Counsel and Corporate Secretary at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise with annual revenues in excess of $115 billion. Prior to this role, Ms. Reed also served as Executive Vice President of Human Resources, General Counsel and Corporate Secretary of Solo Cup Company, and Associate General Counsel, Corporate Secretary and Chief Governance Officer at Baxter International Inc. Ms. Reed earned a Bachelor of Arts degree, with honors, in Psychology from the University of Michigan, and a Juris Doctor from Northwestern University School of Law. Ms. Reed currently serves as a member of the Board of Directors for Stepan Company (NYSE:SCL).

Each of Ms. Auen and Ms. Reed is eligible to receive compensation provided to AngioDynamics’ non-employee directors, as discussed below.  Each of Eileen Auden and Jane Reed was granted options for 25,000 shares of AngioDynamics’ common stock in connection with joining the board, which options vest one-fourth per year over four years from the grant date.

There are no arrangements or understandings between Ms. Auen and Ms. Reed and any other person pursuant to which they were elected as directors.  There are no transactions in which either Ms. Auen or Ms. Reed has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Ms. Auen and Ms. Reed have not been appointed to any committees of the Board of Directors.  AngioDynamics’ board has determined that Ms. Auen and Ms. Reed are independent under the Nasdaq listing standards.

On November 9, 2016, AngioDynamics’ issued a press release announcing the appointments to the Board. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated into this Item 5.02 by reference.

On November 6, 2016, the AngioDynamics’ board approved certain changes to the director compensation program.  Effective immediately, directors who are not AngioDynamics’ employees will receive an annual retainer of $55,000.   The chairman of the board will receive an additional annual retainer of $55,000, the chairman of the audit committee will receive an additional annual retainer of $25,000, the chairman of the compensation committee will receive an additional annual retainer of $17,500 and the chairman of the nominating and corporate governance committee will receive an additional retainer of $11,000.  Members of the audit committee will receive an additional retainer of $15,000, members of the compensation committee will receive an additional retainer of $10,000 and members of the nominating and corporate governance committee will receive an additional retainer of $6,000.  Effective following the grants to Eileen Auden and Jane Reed, new directors will not receive any equity grants upon joining the board.  Directors who are employees of AngioDynamics will continue to receive no additional compensation for their services as directors.  Effective as of July 2017, directors who are not employees of AngioDynamics will receive an annual equity grant comprised wholly of restricted stock units, vesting one year from the grant date, equal to $132,000.

Item 8.01.             Other Events.

On November 6, 2016, the AngioDynamics board of directors approved a share repurchase program under which it is authorized to purchase up to $25 million of its outstanding shares of common stock during the twenty-four month period ending November 6, 2018.  Under the newly authorized repurchase program, purchases of shares of common stock may be made from time to time through open market purchases or in privately negotiated transactions in compliance with applicable federal securities laws.  A copy of AngioDynamics’ press release announcing the share repurchase program is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits.

10.1
Credit Agreement, dated as of November 7, 2016, by and among AngioDynamics, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents,  and JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

99.1	Press Release, dated November 9, 2016, announcing the credit agreement and the share repurchase program.

99.2	Press Release, dated November 9, 2016, announcing the director appointments.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGIODYNAMICS, INC.

Date: November 10, 2016	By:	/s/ Stephen A. Trowbridge
Name: Stephen A. Trowbridge
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
10.1
Credit Agreement, dated as of November 7, 2016, by and among AngioDynamics, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Keybank National Association as co-syndication agents, and JPMorgan Chase Bank N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keybank National Association as joint bookrunners and joint lead arrangers.

E
99.1	Press Release, dated November 9, 2016, announcing the credit agreement and the share repurchase program.	E
99.2	Press Release, dated November 9, 2016, announcing the director appointments.	E